Exhibit 99.3
May 28, 2010
Board of Directors
RRI Energy, Inc.
1000 Main Street
Houston, TX 77002

Re:	Initially Filed Registration Statement on Form S-4 of RRI Energy, Inc.
Ladies and Gentlemen:
Reference is made to our opinion letter, dated April 11, 2010 (“Opinion Letter”), with respect to the fairness from a financial point of view to RRI Energy, Inc. (the “Company”) of the exchange ratio of 2.835 shares of common stock, par value $0.001 per share, of the Company to be issued in exchange for each share of common stock, par value $0.01 per share, of Mirant Corporation (“Mirant”) pursuant to the Agreement and Plan of Merger, dated as of April 11, 2010, by and among the Company, RRI Energy Holdings, Inc. and Mirant.
The Opinion Letter is provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the transaction contemplated therein and is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any registration statement, proxy statement or any other document, except in accordance with our prior written consent. We understand that the Company has determined to include our opinion in the Registration Statement.
In that regard, we hereby consent to the reference to our Opinion Letter under the captions “Summary — Opinions of Financial Advisors — RRI Financial Advisors”, “The Merger — Background of the Merger”, “The Merger — RRI Board of Directors’ Recommendation and Its Reasons for the Merger”, “The Merger — Opinions of RRI’s Financial Advisors” and to the inclusion of the foregoing opinion in the Joint Proxy Statement/Prospectus included in the Registration Statement. Notwithstanding the foregoing, it is understood that our consent is being delivered solely in connection with the filing of the Registration Statement and that our Opinion Letter is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to, in whole or in part in any registration statement (including any subsequent amendments to the Registration Statement), proxy statement or any other document, except in accordance with our prior written consent. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder.
Very truly yours,
/s/ GOLDMAN, SACHS & CO.

(GOLDMAN, SACHS & CO.)